PRINCIPAL FUNDS, INC.
SUB-ADVISORY AGREEMENT


AGREEMENT executed as of March 15, 2017, by and between PRINCIPAL MANAGEMENT CORPORATION (hereinafter called the "Manager"), and AQR CAPITAL MANAGEMENT, LLC, a
Delaware Limited Liability Company (hereinafter called the
"Sub-Advisor").

W I T N E S S E T H:

	WHEREAS, the Manager is the manager and investment adviser to each Series of Principal Funds, Inc. (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");
and

	WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services for all or a portion of the assets of each Series of the Fund identified in Appendix A hereto, as may be amended from time to time (hereinafter called "Series"), which the Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and

	WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

(a)	Management Agreement (the "Management Agreement")
with the Fund


(b)	The Fund's registration statement and financial statements
as filed with the Securities and Exchange Commission (the
"SEC");

(c)	The Fund's Articles of Incorporation and By-laws

(d)	Policies, procedures or instructions adopted or approved
by the Board of Directors of the Fund relating to obligations and services to be provided by the Sub-Advisor.

	NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1.	Appointment of Sub-Advisor
In accordance with and subject to the Management
Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of such portion of the assets of each Series as may be allocated to the Sub-Advisor by the Manager, from time to time (the "Allocated Assets"), subject to the control and direction of the Manager and the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The
Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2.	Obligations of and Services to be Provided by the Sub-
Advisor
       The Sub-Advisor is authorized to and will:
(a)	Provide investment advisory services, including but
not limited to research, advice and supervision for
the Allocated Assets of each Series.
(b)	Furnish to the Board of Directors of the Fund for
approval (or any appropriate committee of such
Board), and revise from time to time as conditions
require, a recommended investment program for
each Series consistent with each Series' respective
investment objective(s) and policies as disclosed in
the Series' then current registration statement and
any additional investment guidelines formally
agreed to between the Sub-Advisor and Manager.
(c)	Implement the approved investment program for
the Allocated Assets by placing orders for the
purchase and sale of securities and/or instruments
without prior consultation with the Manager and
without regard to the length of time the securities
and/or instruments have been held, the resulting
rate of portfolio turnover or any tax considerations,
subject always to the provisions of the Series' then
current registration statement, Articles of
Incorporation and Bylaws and the requirements of
the 1940 Act, as each of the same shall be from
time to time in effect.
(d)	Advise and assist the officers of the Fund, as
reasonably requested by the officers, in taking such
steps as are necessary or appropriate to carry out
the decisions of its Board of Directors, and any
appropriate committees of such Board, regarding
the general conduct of the investment business of
each Series.
(e)	Maintain, in connection with the Sub-Advisor's
investment advisory services provided to the
Allocated Assets pursuant to this Agreement,
compliance with the 1940 Act and the regulations
adopted by the SEC thereunder and the Series'
investment strategies and restrictions as stated in
the Series' then current registration statement and
any additional investment guidelines formally
agreed to between the Sub-Advisor and Manager.
(f)	Report to the Board of Directors of the Fund at
such times and in such detail as the Board of
Directors may reasonably request and deem
appropriate in order to enable it to determine that
the investment policies, procedures and approved
investment program of each Series as disclosed in
the Series' then current registration statement (and
any additional investment guidelines formally
agreed to between the Sub-Advisor and Manager)
are being observed.
(g)	Upon request, provide reasonable assistance to the
Manager for the Manager's determination of the fair
value of certain securities when reliable market
quotations are not readily available for purposes of calculating net asset value in accordance with procedures and methods established by the Fund's
Board of Directors.
(h)	Furnish, at its own expense, (i) all necessary
investment and management facilities, including
salaries of clerical and other personnel required for
it to execute its duties faithfully, and (ii)
administrative facilities, including bookkeeping,
clerical personnel and equipment necessary for the
efficient conduct of its responsibilities under this
Agreement.
(i)	Execute and enter into brokerage contracts, futures
account agreements, derivatives agreements, risk disclosure and other agreements on behalf of the Series with brokers, dealers, futures commission merchants, banks or other agents or counterparties
(each, a "broker-dealer") and perform such functions as it considers reasonable, necessary or convenient in order to carry out the purposes of this Agreement. The Series understands it will be bound by the terms of agreements executed by the Sub-Advisor on the Series' behalf to the same extent as if the Series had executed such agreement directly. Under most such agreements, subject to applicable rules, regulations, orders and rulings (including Securities and Exchange
Commission "No-Action" Letters), a broker-dealer is generally granted a lien on, and a right to set off against, any of the Series' assets managed by the Sub-Advisor held at an exchange or at the custodian of the Series, in order to satisfy any indebtedness arising out of the trading activity, and the broker-dealer has the right to liquidate such account in the event of a default. The Series will remain liable for any amounts owed to broker-dealer including any debit balances, losses or other amounts due as a result of the Sub-Advisor's trading on the Series' behalf, including commissions. Notwithstanding anything to the contrary in this Agreement, except as otherwise specified by notice from the Series to the Sub-
Advisor, the Sub-Advisor may establish accounts in the name of the Series and place orders for the execution of transactions in accordance with the investment guidelines hereunder with or through any broker-dealer that the Sub-Advisor may select in its own discretion and without notice to the Series. Such broker-dealers are authorized to act on instructions from the Sub-Advisor, including, but not limited to instructions with respect to transferring money, securities or other property between accounts held by such broker-dealer or elsewhere on behalf of the Series and to instruct the receipt or delivery of securities or property on behalf of the Series. Broker-dealers may rely on instructions from the Sub-Advisor until they have received written notice of Series' revocation, provided, however, that such revocation shall not be effective with respect to open positions or outstanding orders submitted by the Sub-Advisor but not yet executed.

(j)	Open accounts with Foreign Account Tax
Compliance Act compliant broker-dealers and
futures commission merchants ("broker-dealers"),
select broker-dealers to effect all transactions for
each Series, place all necessary orders with
broker-dealers or issuers (including affiliated broker-dealers), and negotiate commissions, if applicable. To the extent consistent with applicable
law, purchase or sell orders for each Series may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Advisor. In such
event allocation of securities and/or instruments so
sold or purchased, as well as the expenses
incurred in the transaction, will be made by the
Sub-Advisor in the manner the Sub-Advisor
considers to be the most equitable and consistent
with its fiduciary obligations to the Series and to
other clients.  The Manager recognizes that, in
some cases, this procedure may limit the size of
the position that may be acquired or sold for the
Series. The Sub-Advisor will report on such
allocations at the reasonable request of the
Manager, the Fund or the Fund's Board of
Directors. The Sub-Advisor shall use its best efforts
to obtain execution of transactions for each Series
at prices which are advantageous to the Series and
at commission rates that are reasonable in relation
to the benefits received. However, the Sub-Advisor
may select brokers or dealers on the basis that they
provide brokerage, research or other services or
products to the Sub-Advisor. To the extent
consistent with applicable law, the Sub-Advisor
may pay a broker or dealer an amount of
commission for effecting a securities transaction in
excess of the amount of commission or dealer
spread another broker or dealer would have
charged for effecting that transaction if the Sub-
Advisor determines in good faith that such amount
of commission is reasonable in relation to the value
of the brokerage and research products and/or
services provided by such broker or dealer. This determination, with respect to brokerage and research products and/or services, may be viewed
in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor and its affiliates have with respect to each Series as
well as to accounts over which they exercise
investment discretion. Not all such services or
products need be used by the Sub-Advisor in
managing the Allocated Assets. In addition, joint
repurchase or other accounts may not be utilized
by the Series except to the extent permitted under
any exemptive order obtained by the Sub-Advisor
provided that all conditions of such order are
complied with.
(k)	Maintain all accounts, books and records with
respect to the Allocated Assets as are required of
an investment advisor of a registered investment
company pursuant to the 1940 Act and Investment
Advisers Act of 1940, as amended (the "Advisers
Act"), and the rules thereunder, and furnish the
Fund and the Manager with such periodic and
special reports as the Fund or the Manager may
reasonably request. In compliance with the
requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records that it maintains for each Series are the property of the
Fund, agrees to preserve for the periods described
by Rule 31a-2 under the 1940 Act any records that
it maintains for the Series and that are required to
be maintained by Rule 31a-1 under the 1940 Act,
and further agrees to surrender as soon as
reasonably practicable to the Fund any records that
it maintains for a Series upon request by the Fund
or the Manager. The Sub-Advisor has no
responsibility for the maintenance of Fund records
except insofar as is directly related to the services
the Sub-Advisor provides to a Series.
(l)	Observe and comply with Rule 17j-1 under the
1940 Act and the Sub-Advisor's Code of Ethics
adopted pursuant to that Rule as the same may be
amended from time to time. The Manager
acknowledges receipt of a copy of the Sub-
Advisor's current Code of Ethics. The Sub-Advisor
shall forward to the Manager a copy of any material amendment to the Sub-Advisor's Code of Ethics in connection with its response to the Quarterly
Compliance Questionnaires provided by Manager.
(m)	From time to time as the Manager or the Fund may
request, furnish the requesting party reports on
portfolio transactions and reports on investments
held by a Series, all in such detail as the Manager
or the Fund may reasonably request. The Sub-
Advisor will make available its officers and
employees typically no more than once per year to
meet with the Fund's Board of Directors at the
Fund's principal place of business on due notice to
review the investments of a Series.
(n)	Provide such information as is reasonably
requested by the Manager, for the Fund or the
Manager to comply with their respective obligations
under applicable laws, including, without limitation,
the Internal Revenue Code of 1986, as amended
(the "Code"), the 1940 Act, the Advisers Act, the
Securities Act of 1933, as amended (the "Securities
Act"), and any state securities laws, and any rule or regulation thereunder. Such information includes, but is not limited to:  the Sub-Advisor's compliance
manual and policies and procedures adopted to
comply with Rule 206(4)-7 of the Advisers Act; the Sub-Advisor's most recent annual compliance report or a detailed summary of such report; timely
and complete responses to all Quarterly
Compliance Questionnaires provided by Manager
(including the identification of any material
compliance matters and a copy of any material
changes to the Sub-Advisor's Rule 206(4)-7
compliance policies and procedures, marked to
show changes along with a written summary of the
purpose of each such change); Annual Proxy
Voting Questionnaires provided by Manager;
Annual Best Execution and Soft Dollar
Questionnaires provided by Manager, and
responses to all other reasonable requests from the
Manager.  Upon request, the Sub-Advisor agrees to
make available for the Manager's review portions of
any deficiency letters issued by the SEC solely with
respect to those matters in such letters that in the Sub-Advisor's reasonable judgment will materially impair its ability to perform the services hereunder, together with all responses given by Sub-Advisor to such portions of these letters.  The Sub-Advisor will
advise the Manager of any material changes in the Sub-Advisor's ownership within a reasonable time after any such change.
(o)	Vote proxies received on behalf of the Allocated
Assets in a manner consistent with the Sub-
Advisor's proxy voting policies and procedures and
upon request provide to the Manager a record of
votes cast containing all of the voting information
required by Form N-PX in an electronic format to
enable the Series to file Form N-PX as required by
SEC rule.
(p)	Respond to tender offers, rights offerings and other
voluntary corporate action requests affecting
securities held by the Allocated Assets.
(q)	Cooperate with the Manager in its performance of
quarterly and annual tax compliance tests to
monitor the Series' compliance with Subchapter M
of the Code and Section 817(h) of the Code ("Tax Regulations"). If it is determined by the Manager or its tax advisors that the Series is not in compliance
with the Tax Regulations, the Sub-Advisor, in
consultation with the Manager and its tax advisors,
will take reasonable action to bring the Series back
into compliance with the time permitted under the
Code, it being understood that no action may be
required on the part of the Sub-Advisor if the
Allocated Assets are in compliance with the Tax
Regulations.
(r)	Notwithstanding the foregoing or anything else
contained in this Agreement, Sub-Advisor shall not be required to comply with any policy, guideline, procedure, investment limitation (whether contained in the Series' registration statement or additional investment guidelines formally agreed to between the Sub-Advisor and Manager) or instruction of the Series or Manager nor any amendment to, nor any new policy, guideline, procedure, investment limitation (whether contained in the Series' registration statement or additional investment guidelines formally agreed to between the Sub-
Advisor and Manager) of the Series or Manager, unless Sub-Advisor is notified in writing and is given a reasonable amount of time to implement such instruction and such instructions do not cause Sub-Advisor to breach any legal, tax or regulatory requirement applicable to Sub-Advisor or the Series.

(s)	The Sub-Advisor makes no representation or
warranty, express or implied, that any level of performance or investment results will be achieved by the Series or Allocated Assets or that the Series or Allocated Assets will perform comparably with any standard or index, including other clients of the Sub-Advisor, whether public or private.

3.	Prohibited Conduct
In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life
Insurance Company regarding transactions for the Series in securities or other assets.

4.	Compensation
As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Allocated Assets, the Manager shall pay the compensation specified in Appendix A to this Agreement.

5.	Liability of Sub-Advisor
Neither the Sub-Advisor nor any of its directors, officers, employees, agents or affiliates shall be liable to the Manager, the Fund, the Series or its shareholders for any loss suffered by the Manager, the Fund or the Series resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's responsibilities under this Agreement or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement, except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers, employees, agents, or affiliates. For the avoidance of doubt, any broker, dealer, counterparty or other entity through which Series trades are executed shall not be considered the agent or delegate of the Sub-Advisor.

6.	Trade Errors
The Sub-Advisor will notify the Manager of any Trade
Error(s) (as defined below) resulting in discernable net realized losses to the Series, regardless of materiality, as soon as reasonably practicable upon the discovery such Trade Error(s) by the Sub-Advisor. Notwithstanding
Section 5, the Sub-Advisor shall be liable for any discernable net realized loss suffered by the Series resulting from Trade Errors due to negligence, misfeasance, or disregard of duties of the Sub Advisor or any of its directors, officers, employees, agents (excluding any broker-dealer selected by the Sub-Advisor), or affiliates. For purposes under this Section 6, "Trade Errors" are defined as errors due to (i) erroneous orders by the Sub-Advisor for the Series that result in the purchase or sale of securities that were not intended to be purchased or sold; (ii) erroneous orders by the Sub-Advisor that result in the over-execution of securities for the Series; or (iii) purchases or sales of financial instruments by the Sub-
Advisor that violate the investment limitations or restrictions disclosed in the Series' then current registration statement and/or imposed by applicable law or regulation
(such limitations or restrictions calculated on the Allocated Assets), unless otherwise agreed to in writing. For the avoidance of doubt, reimbursements under this section will be solely for discernable and direct net realized losses incurred by the Series and not for any indirect or consequential losses resulting from a Trade Error (i.e., there will be no reimbursements by the Sub-Advisor for "opportunity costs" to the Series). In addition, reimbursements under this section will be paid without interest or adjustment for foreign currency movements from the date of the reimbursable incident.


7.	Supplemental Arrangements
The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub-Advisor, subject to written notification to and approval of the Manager where such arrangements are material to the Sub-
Advisor's responsibilities hereunder and, where required by applicable law, the Board of Directors of the Fund; provided, however, that entry into any such arrangements shall not relieve the Sub-Advisor of any of its obligations under this Agreement.

8.	Regulation
The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement and will furnish any Series' information, reports or other material solely in Sub-Advisor's possession which any such body may request or require pursuant to applicable laws and regulations.

9.	Duration and Termination of This Agreement
No amendment of this Agreement (including Appendices A and B hereto) shall be effective unless in writing and signed by both parties. This Agreement shall become effective with respect to a Series as of the corresponding date set forth on Appendix B to this Agreement, as may be amended from time to time, and, unless otherwise terminated with respect to such Series, shall continue in effect thereafter for the initial term set forth on Appendix B to this Agreement, and thereafter from year to year, provided that in each case the continuance is specifically approved within the period required by the 1940 Act either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, Principal Financial Group, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Allocated Assets of such Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the Allocated Assets of such Series during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated with respect to a Series at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days' written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this
Section 8, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment," "voting security" and "majority of the outstanding voting securities") shall be applied.

Upon termination of this Agreement for any reason, the Manager shall within 30 days take all necessary action to cause the Fund's Registration Statement and any other relevant documentation to be amended to reflect that the Sub-Advisor no longer serves as sub-advisor to the Series.

10.	Amendment of this Agreement
If required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, no material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Series (as defined in the 1940 Act) and by vote of a majority of the Board of Directors of the Fund who are not interested persons (as defined in the 1940 Act) of the Manager, the Sub-Advisor, Principal Financial Group or the Fund cast in person at a meeting called for the purpose of voting on such approval.

11.	Additional Series
In the event the Manager wishes to appoint the Sub-
Advisor to perform the services described in this Agreement with respect to one or more additional Series of the Fund after the effective date of this Agreement, such Series will become a Series under this Agreement upon approval of this Agreement in the manner required by the 1940 Act and the amendment of Appendices A and B hereto.

12.	General Provisions
(a)	Each party agrees to perform such further acts and
execute such further documents as are reasonably
necessary to effectuate the purposes hereof. This
Agreement shall be construed and enforced in
accordance with and governed by the laws of the
State of Iowa. The captions in this Agreement are
included for convenience only and in no way define
or delimit any of the provisions hereof or otherwise
affect their construction or effect.
(b)	Any notice under this Agreement shall be in writing,
addressed and delivered or mailed postage
pre-paid to the other party at such address as such
other party may designate for the receipt of such
notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be Principal Financial Group, Des
Moines, Iowa 50392-0200. The address of the Sub-
Advisor for this purpose shall be AQR Capital
Management, LLC, Two Greenwich Plaza,
Greenwich, CT 06830, attn:  Nicole DonVito.
(c)	The Sub-Advisor will as soon as reasonably
practicable notify the Manager in writing of the
occurrence of any of the following events:
1.	the Sub-Advisor fails to be registered as an
investment adviser under the Advisers Act.
2.	the Sub-Advisor is served or otherwise receives
notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the
affairs of a Series.
3.	the Sub-Advisor becomes aware of any
pending or threatened action, suit, proceeding,
inquiry or investigation that is likely to result in
the Sub-Advisor becoming ineligible to serve as
an investment adviser of a registered
investment company under the 1940 Act.
4.	the Sub-Advisor becomes aware of a
transaction or series of transactions that is likely
to result in a change in the management or
control of the Sub-Advisor or a controlling
person thereof or otherwise in the assignment
(as defined in the 1940 Act) of this Agreement
by the Sub-Advisor.
(d)	The Manager shall provide (or cause the Series
custodian to provide) timely information to the Sub-
Advisor regarding such matters as the composition
of the assets of a Series, cash requirements and
cash available for investment in a Series, and all
other reasonable information as may be necessary
for the Sub-Advisor to perform its duties and responsibilities hereunder. In addition, the
Manager hereby agrees to as soon as reasonably
practicable provide Sub-Advisor with all guidelines, policies and procedures of the Series or Manager
(including the Series' then current registration
statement) and other materials applicable to the Sub-Advisor's duties and responsibilities hereunder, including any supplements or
amendments thereto, prior to the implementation
thereof.
(e)	The Sub-Advisor represents that it will not enter
into any agreement, oral or written, or other understanding under which the Series directs or is expected to direct portfolio securities transactions, or any remuneration, to a broker or dealer in consideration for the promotion or sale of Series shares or shares issued by any other registered investment company. The Sub-Advisor further represents that it is contrary to the Sub-Advisor's policies to permit those who select brokers or dealers for execution of Series portfolio securities transactions to take into account the broker's or dealer's promotion or sale of Series shares or shares issued by any other registered investment company.

	(f)	The Sub-Advisor acknowledges that the Series is
relying on the exclusion from the definition of
"commodity pool operator" under Section 4.5 of the
General Regulations under the Commodity
Exchange Act ("Rule 4.5"). The Sub-Advisor will not
exceed the de minimis trading limits set forth in
Rule 4.5(c)(2) unless otherwise agreed to in writing.
       (g)	The Manager hereby acknowledges that:
I.	the Sub-Advisor intends to treat the Series as
an "exempt account" under Commodity Futures
Trading Commission ("CFTC") Regulation
4.7(c) under the Commodity Exchange Act
("CEA") and needs to verify certain information
in order for Sub-Advisor to claim relief from the
disclosure and certain recordkeeping provisions
of the CEA.  Accordingly, Manager hereby
represents that the Series is a "qualified eligible
person" under CFTC Regulation 4.7 ("Qualified
Eligible Person").  Manager agrees to furnish
Sub-Advisor with such financial information as it
may request to confirm the Series' status (or
continuing status) as a Qualified Eligible Person
and to inform Sub-Advisor promptly if a Series
loses its status as a Qualified Eligible Person.
II.	it consents to the Series being treated as an
"exempt account" within the meaning of CFTC
Regulation 4.7(c).
III.	(a) it is registered as required with the CFTC as
a commodity pool operator, commodity trading
advisor, futures commission merchant,
introducing broker, retail foreign exchange
dealer, swap dealer and/or major swap
participant (and is a member of NFA), (b) it is
excluded or exempt from such registration
requirements and has made all required filings
relating thereto, or (c) it is not required to be
registered in any capacity with the CFTC or to
be a member of NFA because it does not
engage in any activity that comes within the
definition of any of the registration categories in
clause (a) of this section.
IV.	it will provide Sub-Advisor reasonable advance
notification (in no event less than 30 days) of
any decision to (a) register and operate as a
commodity pool operator on behalf of the
Series, if the Manager had previously claimed
an exclusion or exemption from registration as
a commodity pool operator on behalf of the
Series, or (b) operate the Series under an
exclusion or exemption from registration with
the CFTC, if the Manager had registered as a
commodity pool operator on behalf of the
Series.
      (h)		The Sub-Advisor represents that, with respect
to this Agreement, it is a commodity trading advisor duly registered with the CFTC and is a member in good standing of the NFA or is relying on an exemption from registration as a commodity trading advisor. As applicable, the Sub-Advisor shall maintain such registration and membership in good standing (if required by applicable law) or rely on an exemption from registration as a commodity trading advisor during the term of this Agreement. Further, the Sub-Advisor agrees to notify the Manager in writing within a commercially reasonable time upon learning that any of the representations and warranties set forth above are no longer true.

(i)	The Sub-Advisor agrees that neither it nor any of its
affiliates will in any way refer to its relationship with the Fund, the Series, or the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager


PURSUANT TO AN EXEMPTION FROM THE COMMODITY
FUTURES TRADING COMMISSION IN CONNECTION
WITH ACCOUNTS OF QUALIFIED  ELIGIBLE PERSONS,
THIS ACCOUNT DOCUMENT IS NOT REQUIRED
TO BE, AND HAS NOT BEEN, FILED WITH THE
COMMISSION.  THE COMMODITY FUTURES TRADING
COMMISSION DOES NOT PASS UPON THE MERITS OF
PARTICIPATING IN A TRADING PROGRAM OR UPON
THE ADEQUACY OR ACCURACY OF COMMODITY
TRADING ADVISOR DISCLOSURE. CONSEQUENTLY,
THE COMMODITY FUTURES TRADING COMMISSION
HAS NOT REVIEWED OR APPROVED THIS TRADING
PROGRAM OR THIS ACCOUNT DOCUMENT.


IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

PRINCIPAL
MANAGEME
NT
CORPORATI
ON


By /s/ Greg
Reymann
	Name:  Greg
Reymann
Title:
Assistant General Counsel


By /s/ Adam
Shaikh
Name:  Adam
Shaikh
Title:  Counsel


       AQR
CAPITAL
MANAGEMENT, LLC


By /s/ Boris
Liberman
Name:  Boris
Liberman
Title:  Senior
Counsel & Head of Trading
	Docume
ntation
	AQR
Capital Management, LLC




APPENDIX A




This Appendix intentionally left blank.





APPENDIX B



Effective Date and Initial Term of Sub-Advisory Agreement for each Series
Series
Effective Date
Initial Term
Multi-Manager Equity Long/Short
Fund
March 15, 2017
Two Years